Exhibit 99.1

Contacts:

Investors

Bob Okunski

408-240-5447

bokunski@8point3energypartners.com

Media

Natalie Wymer

408-457-2348

media@8point3energypartners.com

8point3 Energy Partners Reports Fourth Quarter 2016 Results

Completed Acquisition of SunPower’s 49 Percent Stake in 102-MW Henrietta Project

Completed Acquisition of First Solar’s 34 Percent Stake in 300-MW Stateline Project on December 1, 2016

Increased Fourth Quarter Distribution by 3.5 percent over Third Quarter Distribution

SAN JOSE, Calif., Jan. 26, 2017 – 8point3 Energy Partners LP (NASDAQ:CAFD) today announced financial results for its fourth fiscal quarter ended November 30, 2016.

•	Exceeded Q4 2016 revenue, net income and Adjusted EBITDA guidance
•	Completed acquisition of minority stakes in SunPower’s Henrietta and First Solar’s Stateline projects
•	Declared Q4 2016 distribution of $0.2490 per share, an increase of 3.5 percent over the Q3 2016 distribution
•	Forecasts Q1 2017 distribution of $0.2565 per share, an increase of 3.0 percent compared to the Q4 2016 distribution

For the fourth quarter of fiscal 2016, 8point3 Energy Partners reported revenue of $14.5 million, net income of $4.2 million, adjusted EBITDA of $18.3 million and cash available for distribution (CAFD) of $20.4 million. The partnership’s fourth quarter 2016 CAFD results do not include approximately $6.0 million in network upgrade reimbursements that were expected to be received in the fourth quarter per the partnership’s existing interconnection agreement with a utility. The reimbursement was received shortly after the partnership’s fiscal year end and will be reflected in the partnership’s CAFD results in the first quarter of 2017.

"We continued to benefit from our high-quality solar portfolio as we met or exceeded most key financial metrics for the quarter while increasing our distribution rate for the sixth quarter in a row,” said Chuck Boynton, 8point3 Energy Partners CEO. “As of the end of November, our portfolio consisted of interests in 642-megawatts (MW) of U.S. solar generating assets including the acquisition of SunPower’s 49 percent minority interest in its 102-MW Henrietta project that we completed during the quarter. Also, we were pleased to close the acquisition of First Solar’s 34 percent minority interest in its 300-MW Stateline project on December 1, 2016 which brings our total portfolio to interests in 942-MW of assets as of today. The Henrietta and Stateline projects are expected to generate approximately $11 million and $32 million in annual cash distributions respectively and both have 20 year contract lives. We are pleased to add these assets to our portfolio as they are in line with our long-term strategic focus of acquiring solar assets with strong, cash flows with investment grade offtakes,” concluded Boynton.

Additionally, the partnership’s sponsors have proposed to remove the 100-MW El Pelicano project and the 179-MW Switch Station project from the right of first offer (ROFO) portfolio as the partnership will likely not acquire these projects during its 2017 fiscal year.  The potential removal of these projects from the ROFO portfolio is subject to the approval of the partnership’s Board of Directors and its Conflicts Committee.

Also, the Board of Directors of the partnership’s general partner declared a cash distribution for its Class A shares of $0.2490 per share for the fourth quarter. The fourth quarter distribution was paid on January 13, 2017 to shareholders of record as of January 3, 2017.

"Our solid fourth quarter results reflect the stability and strength of our asset portfolio,” said Bryan Schumaker, 8point3 Energy Partners chief financial officer.  “We achieved key financial goals and feel that with our differentiated model, predictable cash flows from high quality solar assets, committed sponsor support and our recent project acquisitions, we remain well positioned to drive long term sustainable cash flows for our shareholders.”

Guidance

The partnership’s first quarter 2017 guidance is as follows: revenue of $9.3 million to $9.8 million, net loss of ($6.4) million to ($5.6)  million, adjusted EBITDA of $11.8 million to $12.6 million, CAFD of $19.8 million to $20.3 million and a distribution of $0.2565 per share, a forecasted increase of 3.0 percent compared to the Q4 2016 distribution.

The partnership’s fiscal year 2017 guidance is as follows: revenue of $63.3 million to $66.7 million, net income of $27.0 million to $32.6 million, Adjusted EBITDA of $106.5 million to $113.1 million and CAFD of $91.5 million to $101.0 million.  The partnership also expects a distribution growth rate of 12 percent for fiscal year 2017.

About 8point3 Energy Partners
8point3 Energy Partners LP (NASDAQ:CAFD) is a growth-oriented limited partnership formed by First Solar, Inc. and SunPower Corporation to own, operate and acquire solar energy generation projects. 8point3 Energy Partners’ primary objective is to generate predictable cash distributions that grow at a sustainable rate. The partnership owns interests in projects in the United States that generate long-term contracted cash flows and serve utility, commercial and residential customers. For more information about 8point3 Energy Partners, please visit: www.8point3energypartners.com.

For 8point3 Energy Partners Investors

This press release includes various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements are statements of future expectations that are based on management’s current expectations and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in these statements. Forward-looking statements include, among other things, statements expressing management’s expectations, beliefs, estimates, forecasts, projections and assumptions. You can identify our forward-looking statements by words such as “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “goals”, “objectives”, “outlook”, “intend”, “plan”, “predict”, “project”, “risks”, “schedule”, “seek”, “target”, “could”, “may”, “will”, “should” or “would” or other similar expressions that convey the uncertainty of future events or outcomes. In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, these statements are accompanied by cautionary language identifying important factors, though not necessarily all such factors, which could cause future outcomes to differ materially from those set forth in forward-looking statements. In particular, expressed or implied statements concerning the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of the partnership and its subsidiaries, including guidance regarding the partnership’s revenue, Adjusted EBITDA, cash available for distribution and distributions, other future actions, conditions or events such as the projected commercial operation dates of projects, future operating results or the ability to generate sales, income or cash flow or to make distributions are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Forward-looking statements speak only as of the date of this press release, January 26, 2017, and we disclaim any obligation to update such statements for any reason, except as required by law. All forward-looking statements contained in this press release are expressly qualified in their entirety by the cautionary statements contained or referred to in this paragraph. Many of the factors that will determine these results are beyond our ability to control or predict. These factors include the risk factors described under “Risk Factors” in the partnership’s Transition Report on Form 10-K for the transition period from December 28, 2014 to November 30, 2015, filed with the Securities and Exchange Commission on January 28, 2016. If any of those risks occur, it could cause our actual results to differ materially from those contained in any forward-looking statement. Because of these risks and uncertainties, you should not place undue reliance on any forward-looking statement.

Non-GAAP Financial Information

This earnings release includes certain financial measures that are not defined under U.S. generally accepted accounting principles (GAAP), including Adjusted EBITDA and cash available for distribution. Such non-GAAP financial measures should be considered only as supplemental to, and not as superior to, financial measures prepared in accordance with GAAP. We reconcile these non-GAAP financial measures to the most directly comparable financial measure prepared in accordance with GAAP in the tables that accompany this release. In the introduction to such reconciliation tables that accompany this release, we disclose the reasons why we believe our use of the non-GAAP financial measures in this release provides useful information. Please read “Non-GAAP Financial Measures” below for further details on our use of non-GAAP financial measures.

8point3 Energy Partners LP

Consolidated Balance Sheets

(In thousands, except share data)

	November 30,	November 30,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$14,261	$56,781
Accounts receivable and short-term financing receivables, net	5,401	4,289
Prepaid and other current assets[1]	15,745	8,033
Total current assets	35,407	69,103
Property and equipment, net	720,132	486,942
Long-term financing receivables, net	80,014	83,376
Investments in unconsolidated affiliates	475,078	352,070
Other long-term assets	24,432	26,142
Total assets	$1,335,063	$1,017,633
Liabilities and Equity
Current liabilities:
Accounts payable and other current liabilities[1]	$23,771	$2,612
Short-term debt and financing obligations	1,964	1,964
Deferred revenue, current portion	870	489
Total current liabilities	26,605	5,065
Long-term debt and financing obligations	384,436	297,206
Deferred revenue, net of current portion	308	746
Deferred tax liabilities	30,733	12,491
Asset retirement obligations	13,448	9,992
Total liabilities	455,530	325,500
Redeemable noncontrolling interests	17,624	89,747
Commitments and contingencies
Equity:
Class A shares, 28,072,680 and 20,007,281 issued and outstanding as of November 30, 2016 and November 30, 2015, respectively	249,138	392,748
Class B shares, 51,000,000 issued and outstanding as of November 30, 2016 and November 30, 2015	—	—
Accumulated earnings	22,440	15,580
Total shareholders' equity attributable to 8point3 Energy Partners LP	271,578	408,328
Noncontrolling interests	590,331	194,058
Total equity	861,909	602,386
Total liabilities and equity	$1,335,063	$1,017,633

[1]

The Partnership has related-party balances for transactions made with the Sponsors and tax equity investors. Related-party balances recorded within “Prepaid and other current assets” in the consolidated balance sheets were $0.9 million due from Sponsors as of both November 30, 2016 and November 30, 2015. Related-party balances recorded within “Accounts payable and other current liabilities” in the consolidated balance sheets were $19.7 million and $0.2 million due to Sponsors as of November 30, 2016 and November 30, 2015, respectively, and $1.0 million and zero due to tax equity investors as of November 30, 2016 and November 30, 2015, respectively.

8point3 Energy Partners LP

Consolidated Statements of Operations

(In thousands, except per share data)

	Year Ended	Eleven Months Ended	Year Ended
	November 30,	November 30,	December 28,
	2016	2015	2014
Revenues:
Operating revenues[1]	$61,198	$10,660	$9,231
Total revenues	61,198	10,660	9,231
Operating costs and expenses[1]:
Cost of operations	6,959	2,624	(3,195)
Cost of operations—SunPower, prior to IPO	—	468	937
Selling, general and administrative	7,003	10,702	4,818
Depreciation and accretion	22,792	4,291	2,339
Acquisition-related transaction costs	2,271	212	—
Total operating costs and expenses	39,025	18,297	4,899
Operating income (loss)	22,173	(7,637)	4,332
Other expense (income):
Interest expense	12,081	1,860	5,525
Interest income	(1,203)	(1,470)	—
Other expense (income)	(1,518)	12,536	—
Total other expense, net	9,360	12,926	5,525
Income (loss) before income taxes	12,813	(20,563)	(1,193)
Income tax provision	(18,244)	(12,503)	(23)
Equity in earnings of unconsolidated investees	18,341	9,055	—
Net income (loss)	12,910	(24,011)	(1,216)
Less: Predecessor loss prior to IPO on June 24, 2015	—	(20,095)
Net income (loss) subsequent to IPO	12,910	(3,916)
Less: Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(14,191)	(22,642)
Net income attributable to 8point3 Energy Partners LP Class A shares	$27,101	$18,726
Net income per Class A share:
Basic	$1.27	$0.94
Diluted	$1.27	$0.94
Distributions per Class A share:	$0.91	$0.16
Weighted average number of Class A shares:
Basic	21,420	20,002
Diluted	36,920	35,034

[1]

The Partnership has related-party activities for transactions made with the Sponsors. Related party transactions recorded within “Operating revenues” in the consolidated statement of operations were $5.2 million for the year ended November 30, 2016, $2.3 million for the eleven months ended November 30, 2015, and zero for the year ended December 28, 2014. Related party transactions recorded within “Operating costs and expenses” in the consolidated statement of operations were $7.0 million for the year ended November 30, 2016, $1.4 million for the eleven months ended November 30, 2015, and $0.9 million for the year ended December 28, 2014.

8point3 Energy Partners LP

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended	Eleven Months Ended	Year Ended
	November 30,	November 30,	December 28,
	2016	2015	2014
Cash flows from operating activities:
Net income (loss)	$12,910	$(24,011)	$(1,216)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization and accretion	22,880	4,291	2,339
Unrealized loss (gain) on interest rate swap	(1,508)	611	—
Interest expense on financing obligation	—	1,193	4,838
Loss on termination of financing obligation	—	6,477	—
Reserve for rebates receivable	—	1,338	—
Distributions from unconsolidated investees	18,075	6,766	—
Equity in earnings of unconsolidated investees	(18,341)	(9,055)	—
Deferred income taxes	18,242	12,491	—
Share-based compensation	224	112	—
Amortization of debt issuance costs	626	—	—
Changes in allowance for doubtful accounts	370	328	—
Changes in operating assets and liabilities:
Accounts receivable and financing receivable, net	1,481	46	(4,118)
Cash grants receivable	—	146	1,099
Rebates receivable	—	(121)	2,685
Solar power systems to be leased under sales type leases	—	197	463
Prepaid and other current assets	(1,435)	(4,258)	—
Deferred revenue	(59)	(118)	(819)
Accounts payable and other current liabilities	1,171	5,403	(3,470)
Net cash provided by operating activities	54,636	1,836	1,801
Cash flows from investing activities:
Cash provided by (used in) purchases of property and equipment	1,167	(223,688)	(58,457)
Cash paid for acquisitions	(284,797)	—	—
Receipts of cash grants related to solar energy systems under operating leases	—	—	3,226
Distributions from unconsolidated investees	11,629	4,672	—
Net cash used in investing activities	(272,001)	(219,016)	(55,231)
Cash flows from financing activities:
Proceeds from issuance of Class A shares, net of issuance costs	113,325	393,750	—
Proceeds from issuance of bank loans, net of issuance costs	86,567	461,192	61,481
Proceeds from issuance of promissory note to First Solar	—	1,964	—
Repayment of bank loans	—	(264,143)	—
Capital contributions from SunPower	9,973	341,694	3,147
Capital distributions to SunPower	—	(3,163)	(11,198)
Cash distribution to First Solar at IPO	—	(283,697)	—
Cash distribution to SunPower at IPO	—	(371,527)	—
Cash distribution to SunPower for the remaining purchase price payments of initial projects	—	(202,680)	—
Cash distribution to Class A shareholders	(20,241)	(3,146)	—
Cash distributions to Sponsors as OpCo unitholders	(12,271)	—	—
Cash contributions from noncontrolling interests and redeemable noncontrolling interests - tax equity investors	3,671	203,717	—
Cash distributions to noncontrolling interests and redeemable noncontrolling interests - tax equity investors	(6,179)	—	—
Net cash provided by financing activities	174,845	273,961	53,430
Net increase (decrease) in cash and cash equivalents	(42,520)	56,781	—
Cash and cash equivalents, beginning of period	56,781	—	—
Cash and cash equivalents, end of period	$14,261	$56,781	$—
Non-cash transactions:
Assignment of financing receivables to a third-party financial institution	$—	$1,279	$7,815
Property and equipment acquisitions funded by liabilities	19,538	—	8,675
Property and equipment additions funded by SunPower post-IPO	—	50,683	—
Settlement of related party payable by capital contribution from tax equity investor	46,837	—	—
Predecessor liabilities assumed by SunPower	—	48,588	—
Accrued distributions to noncontrolling interests and redeemable noncontrolling interests - tax equity investors	975	—	—
Issuance by OpCo of OpCo common units, subordinated units and IDRs for acquisition of interests in First Solar Project Entities	—	408,820	—
Supplemental disclosures:
Cash paid for interest, net of amounts capitalized	11,525	437	688

Non-GAAP Financial Measures

Our management uses a variety of financial metrics to analyze our performance. The key financial metrics we evaluate are Adjusted EBITDA and cash available for distribution.

Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) plus interest expense, net of interest income, income tax provision, depreciation, amortization and accretion, including our proportionate share of net interest expense, income taxes and depreciation, amortization and accretion from our unconsolidated affiliates that are accounted for under the equity method, and share-based compensation and transaction costs incurred for our acquisitions of projects; and excluding the effect of certain other non-cash or non-recurring items that we do not consider to be indicative of our ongoing operating performance such as, but not limited to, mark to market adjustments to the fair value of derivatives related to our interest rate hedges. Adjusted EBITDA is a non-U.S. GAAP financial measure. This measurement is not recognized in accordance with U.S. GAAP and should not be viewed as an alternative to U.S. GAAP measures of performance. The U.S. GAAP measure most directly comparable to Adjusted EBITDA is net income (loss). The presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

We believe Adjusted EBITDA is useful to investors in evaluating our operating performance because securities analysts and other interested parties use such calculations as a measure of financial performance and borrowers’ ability to service debt. In addition, Adjusted EBITDA is used by our management for internal planning purposes including certain aspects of our consolidated operating budget and capital expenditures. It is also used by investors to assess the ability of our assets to generate sufficient cash flows to make distributions to our Class A shareholders.

However, Adjusted EBITDA has limitations as an analytical tool because it does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments, does not reflect changes in, or cash requirements for, working capital, does not reflect significant interest expense or the cash requirements necessary to service interest or principal payments on our outstanding debt or cash distributions on tax equity, does not reflect payments made or future requirements for income taxes, and excludes the effect of certain other cash flow items, all of which could have a material effect on our financial condition and results of operations. Adjusted EBITDA is a non-U.S. GAAP measure and should not be considered an alternative to net income (loss) or any other performance measure determined in accordance with U.S. GAAP, nor is it indicative of funds available to fund our cash needs. In addition, our calculations of Adjusted EBITDA are not necessarily comparable to EBITDA as calculated by other companies. Investors should not rely on these measures as a substitute for any U.S. GAAP measure, including net income (loss).

Cash Available for Distribution. We use cash available for distribution, which we define as Adjusted EBITDA less equity in earnings of unconsolidated affiliates, cash interest paid, cash income taxes paid, maintenance capital expenditures, cash distributions to noncontrolling interests and principal amortization of indebtedness plus cash distributions from unconsolidated affiliates, indemnity payments and working capital loans from Sponsors, test electricity generation, cash proceeds from sales-type residential leases, state and local rebates and cash proceeds for reimbursable network upgrade costs. Our cash flow is generated from distributions we receive from OpCo each quarter. OpCo’s cash flow is generated primarily from distributions from the Project Entities. As a result, our ability to make distributions to our Class A shareholders depends primarily on the ability of the Project Entities to make cash distributions to OpCo and the ability of OpCo to make cash distributions to its unitholders.

We believe cash available for distribution is useful to investors in evaluating our operating performance because securities analysts and other interested parties use such calculations as a measure of our ability to make our distribution. In addition, cash available for distribution is used by our management team for determining future acquisitions and managing our growth. The U.S. GAAP measure most directly comparable to cash available for distribution is net income (loss).

However, cash available for distribution has limitations as an analytical tool because it does not capture the level of capital expenditures necessary to maintain the operating performance of our projects, does not include changes in operating assets and liabilities and excludes the effect of certain other cash flow items, all of which could have a material effect on our financial condition and results from operations. Cash available for distribution is a non-U.S. GAAP measure and should not be considered an alternative to net income (loss) or any other performance measure determined in accordance with U.S. GAAP, nor is it indicative of funds available to fund our cash needs. In addition, our calculations of cash available for distribution are not necessarily comparable to cash available for distribution as calculated by other companies. Investors should not rely on these measures as a substitute for any U.S. GAAP measure, including net income (loss).

The following table presents a reconciliation of net income (loss) to Adjusted EBITDA and cash available for distribution for the three months ended November 30, 2016, August 31, 2016, and November 30, 2015, and the year ended November 30, 2016, the eleven months ended November 30, 2015 and the year ended December 28, 2014, respectively:

8point3 Energy Partners LP

Reconciliation of Net Income (Loss) to Adjusted EBITDA and Cash Available for Distribution (CAFD)

(Unaudited)

	Three Months Ended			Year Ended	Eleven Months Ended	Year Ended
	November 30,	August 31,	November 30,	November 30,	November 30,	December 28,
(in thousands)	2016	2016	2015	2016	2015	2014
Net income (loss)	$4,250	$15,874	$(8,644)	$12,910	$(24,011)	$(1,216)
Add (Less):
Interest expense, net of interest income	2,664	2,903	(33)	10,870	390	5,525
Income tax provision	2,963	5,063	11,796	18,244	12,503	23
Depreciation, amortization and accretion	6,556	6,311	1,917	22,880	4,291	2,339
Share-based compensation	56	56	56	224	112	—
Acquisition-related transaction costs (1)	10	599	212	2,271	212	—
Selling, general and administrative (2)	—	—	—	—	6,372	2,334
Loss on cash flow hedges related to Quinto interest rate swaps	—	—	—	—	5,448	—
Loss on termination of residential financing obligations	—	—	—	—	6,477	—
Unrealized loss (gain) on derivatives (3)	(972)	(285)	(159)	(1,508)	611	—
Add proportionate share from equity method investments (4)
Interest expense, net of interest income	(375)	(54)	(144)	(524)	(165)	—
Depreciation, amortization and accretion	3,142	2,397	3,052	10,825	5,212	—
Adjusted EBITDA	$18,294	$32,864	$8,053	$76,192	$17,452	$9,005
Less:
Equity in earnings of unconsolidated affiliates, net with (4) above (5)	(7,604)	(10,418)	(5,849)	(28,642)	(14,102)	—
Cash interest paid (6)	(3,000)	(3,278)	(2,787)	(12,176)	(4,502)	—
Cash income taxes paid	(2)	—	—	(2)	—	—
Maintenance capital expenditures	(50)	—	—	(50)	—	—
Cash distributions to non-controlling interests	(2,412)	(2,826)	—	(6,142)	—	—
Add:
Cash distributions from unconsolidated affiliates (7)	14,054	7,018	6,230	30,129	10,902	—
Indemnity payment from Sponsors (8)	279	64	3,900	10,316	3,900	—
Short-term Note (9)	—	—	1,964	—	1,964	—
Test electricity generation (10)	—	—	4,020	421	5,576	—
Cash proceeds (usage) from sales-type residential leases, net (11)	649	630	754	2,550	2,730	2,746
State and local rebates (12)	—	—	—	299	—	—
Cash proceeds for reimbursable network upgrade costs (13)	222	—	—	222	—	—
Cash available for distribution	$20,430	$24,054	$16,285	$73,117	$23,920	$11,751

(1)	Represents acquisition-related financial advisory, legal and accounting fees associated with ROFO Project interests purchased and expected to be purchased by us in the future.
(2)	Represents the allocation of the Predecessor’s corporate overhead in selling, general and administrative expenses.
(3)	Represents the changes in fair value of interest rate swaps that were not designated as cash flow hedges.
(4)	Represents our proportionate share of net interest expense, depreciation, amortization and accretion from our unconsolidated affiliates that are accounted for under the equity method.

(5)

Equity in earnings of unconsolidated affiliates represents the earnings from the Solar Gen 2 Project, the North Star Project, the Lost Hills Blackwell Project and the Henrietta Project and is included on our consolidated statements of operations.

(6)

Represents cash interest payments related to our term loan and revolving credit facilities post-IPO. The interest payments for the Quinto Credit Facility on the Predecessor’s combined carve-out financial statements were excluded as they were funded by one of our Sponsors.

(7)

Cash distributions from unconsolidated affiliates represent the cash received by OpCo with respect to its 49% interest in the Solar Gen 2 Project, the North Star Project, the Lost Hills Blackwell Project and the Henrietta Project.

(8)	Represents indemnity payments from the Sponsors owed to OpCo in accordance with the Omnibus Agreement.
(9)	Represents a working capital loan from First Solar.
(10)

Test electricity generation represents the sale of electricity that was generated prior to COD by the Kingbird Project for the year ended November 30, 2016 and by the Quinto Project, the RPU Project, the UC Davis Project and the Macy’s California Project for the eleven months ended November 30, 2015. Solar systems may begin generating electricity prior to COD as a result of the installation and interconnection of individual solar modules, which occurs over time during the construction and commission period. The sale of test electricity generation is accounted for as a reduction in the asset carrying value rather than operating revenue prior to COD, even though it generates cash for the related Project Entity.

(11)

Cash proceeds from sales-type residential leases, net, represent gross rental cash receipts for sales-type leases, less sales-type revenue and lease interest income that is already reflected in net income (loss) during the period. The corresponding revenue for such leases was recognized in the period in which such lease was placed in service, rather than in the period in which the rental payment was received, due to the characterization of these leases under U.S. GAAP.

(12)

State and local rebates represent cash received from state or local governments for owning certain solar power systems. The receipt of state and local rebates is accounted for as a reduction in the asset carrying value rather than operating revenue.

(13)	Cash proceeds from a utility company related to reimbursable network upgrade costs associated with the Kingbird Project.

8point3 Energy Partners LP

FY 2017 Q1 Guidance

Reconciliation of Net Loss to Adjusted EBITDA and Cash Available for Distribution (CAFD)

(in millions)	Low	High
Net loss	$(6.4)	$(5.6)
Add (Less):
Interest expense, net of interest income	5.5	5.5
Income tax provision	(0.1)	(0.1)
Depreciation, amortization and accretion	6.4	6.4
Share-based compensation	0.1	0.1
Add proportionate share from equity method investments (1):
Depreciation, amortization and accretion	6.3	6.3
Adjusted EBITDA	$11.8	$12.6
Less:
Equity in earnings of unconsolidated affiliates, net with (1)	(6.8)	(7.2)
Cash interest paid	(5.5)	(5.5)
Cash distributions to non-controlling interests	(2.0)	(2.0)
Add:
Cash distributions from unconsolidated affiliates	17.7	17.7
Network upgrade refund	6.0	6.1
Cash proceeds from sales-type residential leases	0.6	0.6
Repayment of working capital loan	(2.0)	(2.0)
Estimated cash available for distribution	$19.8	$20.3

(1)	Represents our proportionate share of net interest expense, depreciation, amortization and accretion from our unconsolidated affiliates that are accounted for under the equity method.

8point3 Energy Partners LP

FY 2017 Guidance

Reconciliation of Net Income to Adjusted EBITDA and Cash Available for Distribution (CAFD)

(in millions)	Low	High
Net income	$27.0	$32.6
Add (Less):
Interest expense, net of interest income	24.3	24.3
Income tax provision	3.4	4.4
Depreciation, amortization and accretion	26.3	26.3
Share-based compensation	0.2	0.2
Add proportionate share from equity method investments (1):
Depreciation, amortization and accretion	25.3	25.3
Adjusted EBITDA	$106.5	$113.1
Less:
Equity in earnings of unconsolidated affiliates, net with (1)	(60.4)	(63.5)
Cash interest paid	(24.3)	(24.3)
Cash distributions to non-controlling interests	(9.2)	(9.2)
Add:
Cash distributions from unconsolidated affiliates	65.1	71.1
Network upgrade refund	13.2	13.2
Cash proceeds from sales-type residential leases	2.6	2.6
Repayment of working capital loan	(2.0)	(2.0)
Estimated cash available for distribution	$91.5	$101.0

(1)	Represents our proportionate share of net interest expense, depreciation, amortization and accretion from our unconsolidated affiliates that are accounted for under the equity method.